Modification of Employee Retention Agreement

This Modification of Employee Retention Agreement (“Modification”) is made and entered into as of December 31, 2008 by and among The Dime Savings Bank of Williamsburgh, a savings bank organized and operating under the federal laws of the United States and having its executive offices at 209 Havemeyer Street, Brooklyn, New York 11211 (“Bank”); Dime Community Bancshares, Inc., a business corporation organized and existing under the laws of the State of Delaware and having its executive offices at 209 Havemeyer Street, Brooklyn, New York 11211 (“Holding Company”); and ___________________, an individual residing at _______________ ___________________________ (“Officer”).

W i t n e s s e t h

WHEREAS, the Bank, the Holding Company and the Officer are parties to an Employee Retention Agreement (“Agreement”) made and entered into as of February 22, 2007, pursuant to which the Bank has agreed to provide certain payments to the Officer in the event that his employment is terminated under certain circumstances as a result of a Change of Control, and the Bank desires to assure for itself the continued availability of the Officer’s services and the ability of the Officer to perform such services with a minimum of personal distraction in the event of a pending or threatened Change of Control, and the Officer is willing to continue to serve the Bank on the terms and conditions set forth herein; and

WHEREAS, the parties desire to modify the Agreement for the purpose, among others, of compliance with the applicable requirements of section 409A of the Internal Revenue Code of 1986; and

WHEREAS, section 21 of the Agreement provides for modification of the Agreement in a writing signed by the parties thereto;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the Bank, the Holding Company and the Officer hereby agree as follows:

1.	The last sentence of section 7 of the Agreement is modified to add the following clause at the end thereof:

each such reimbursement payment to be made promptly following receipt of the itemized account and in any event not later than the last year in which the expense was incurred.

2.
Section 8(b) of the Agreement is modified to add the words “on his termination of employment, subject to section 24” after the clause “(or, in the event of the Officer’s death, to the Officer’s estate)”.

3.	Section 8(b)(iv), (v) and (vi) of the Agreement are modified to strike the text "within thirty (30) days following the Officer’s termination of employment with the Bank," where it appears therein.

4.	Section 8(b)(v) of the Agreement is modified to add the following text to the end thereof:

provided, however, that if payments are made under this section 8(b)(v) as a result of this section deeming otherwise unvested amounts under such defined benefit plans to be vested, the payments, if any, attributable to such deemed vesting shall be paid in the same form, and paid at the same time, and in the same manner, as benefits under the corresponding non-qualified plan;

5.	Section 8(b)(vi) of the Agreement is modified to add the following text to the end thereof:

provided, however, that if payments are made under this section 8(b)(vi) as a result of this section deeming otherwise unvested amounts under such defined benefit plans to be vested, the payments, if any, attributable to such deemed vesting shall be paid in the same form, and paid at the same time, and in the same manner, as benefits under the corresponding non-qualified plan;

6.	Subsection 8(b)(vii)(B) of the Agreement is modified to read as follows:

(B)           the salary that would have been paid to the Officer during each such calendar year at the highest annual rate of salary achieved during the remaining unexpired Assurance Period, such payments to be made without discounting for early payment.

7.	The text in section 10(a)(i) of the Agreement that precedes section 10(a)(i)(A) is modified to read as follows:

(i)           the reorganization, merger or consolidation of the Bank, respectively, with one or more other persons, other than a transaction following which:

8.	Section 10(a)(ii) of the Agreement is modified to read as follows:

(ii)           the acquisition of substantially all of the assets of the Bank or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the outstanding securities of the Bank entitled to vote generally in the election of directors by any person or by any persons acting in concert, or approval by the stockholders of the Bank of any transaction which would result in an acquisition;

9.	Section 11(b) of the Agreement is modified to add the following sentence to the end thereof:

Any payment pursuant to this Section 11(b) shall in any case be made no later than the last day of the calendar year following the calendar year in which any additional taxes for which the payment is to be made are remitted to the Internal Revenue Service.

10.	Section 15 of the Agreement is modified to add the following sentence to the end thereof:

Any payment or reimbursement to effect such indemnification shall be made no later than the last day of the calendar year following the calendar year in which the Officer incurs the expense or, if later, within sixty (60) days after the settlement or resolution that gives rise to the Officer’s right to reimbursement; provided, however, that the Officer shall have submitted to the Bank documentation supporting such expenses at such time and in such manner as the Bank may reasonably require.

11.	The last sentence of section 21 of the Agreement is modified to read as follows:

No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto; provided, however, that this Agreement shall be subject to amendment in the future in such manner as the Bank and the Holding Company shall reasonably deem necessary or appropriate to effect compliance with section 409A of the Code and the regulations thereunder, and to avoid the imposition of penalties and additional taxes under section 409A of the Code, it being the express intent of the parties that any such amendment shall not diminish the economic benefit of the Agreement to the Officer on a present value basis.

12.	The Agreement is modified to include a new section 24, entitled “Compliance with Section 409A of the Code,” to read in its entirety as follows:

Section 24.                                Compliance with Section 409A of the Code.

The Officer, the Bank and the Holding Company acknowledge that each of the payments and benefits promised to the Officer under this Agreement must either comply with the requirements of section 409A of the Code ("Section 409A") and the regulations thereunder or qualify for an exception from compliance. To that end, the Officer, the Bank and the Holding Company agree that:

(a)           the expense reimbursements described in section 7 and legal fee reimbursements described in section 15 are intended to satisfy the requirements for a "reimbursement plan" described in Treasury Regulation section 1.409A-3(i)(1)(iv)(A) and shall be administered to satisfy such requirements;

(b)           the payment described in section 8(b)(i) is intended to be excepted from compliance with Section 409A pursuant to Treasury Regulation section 1.409A-1(b)(3) as payment made pursuant to the Bank’s customary payment timing arrangement;

(c)           the benefits and payments described in section 8(b)(ii) are expected to comply with or be excepted from compliance with Section 409A on their own terms;

(d)           the welfare benefits provided in kind under section 8(b)(iii) are intended to be excepted from compliance with Section 409A as welfare benefits pursuant to Treasury Regulation section 1.409A-1(a)(5) and/or as benefits not includible in gross income; and

(e)           the tax indemnity payment provided under section 11 is intended to satisfy the requirements for a “tax gross-up payment” described in Treasury Regulation section 1.409A-3(i)(1)(v).

In the case of a payment that is not excepted from compliance with Section 409A, and that is not otherwise designated to be paid immediately upon a permissible payment event within the meaning of Treasury Regulation section 1.409A-3(a), the payment shall not be made prior to, and shall, if necessary, be deferred (with interest at the annual rate of 6%, compounded monthly from the date of the Officer’s termination of employment to the date of actual payment) to and paid on the later of the date sixty (60) days after the Officer’s earliest separation from service (within the meaning of Treasury Regulation section 1.409A-1(h)) and, if the Officer is a specified employee (within the meaning of Treasury Regulation section 1.409A-1(i)) on the date of his separation from service, the first day of the seventh month following the Officer’s separation from service. Furthermore, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A.

13.	The Agreement is modified to include a new section 25, entitled “Compliance with the Emergency Economic Stabilization Act of 2008,” to read in its entirety as follows:

Section 25.	Compliance with the Emergency Economic Stabilization Act of 2008.

In the event the Holding Company issues any debt or equity to the United States Treasury ("UST") pursuant to the Capital Purchase Program (the "CPP") implemented under the Emergency Economic Stabilization Act of 2008 ("EESA"), and the Officer becomes a senior executive officer (within the meaning of 31 C.F.R. Part 30) ("Senior Executive Officer"), the Officer acknowledges that any compensation payable to the Officer under this Agreement or under any compensation, bonus, incentive or other benefit plan, arrangement or agreement of or with the Holding Company or the Bank, shall be subject to the limits of section 111(b) of EESA as implemented by guidance or regulation thereunder that has been issued and is in effect as of the date of such issue of debt or equity to the UST pursuant to the CPP.

IN WITNESS WHEREOF, the Bank and the Holding Company have caused this Modification to be executed and the Officer has hereunto set his or her hand.

Name:

THE DIME SAVINGS BANK OF WILLIAMSBURGH

By:
Name:                         Vincent F. Palagiano
Title:                           Chairman & Chief Executive Officer

DIME COMMUNITY BANCSHARES, INC.

By:
Name:                         Vincent F. Palagiano
Title:                           Chairman & Chief Executive Officer

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[TPW: NYLEGAL:790152.3] 16057-00010  12/23/2008 03:03 PM